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                                                                       EXHIBIT 2


                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of September 18, 1998, is entered into between Williams Communications Solutions, LLC, a Delaware limited liability company ("Seller"), and XETA Corporation, an Oklahoma corporation ("Buyer").

         WHEREAS, Seller is engaged in the business of selling and servicing a variety of PBX and voice mail systems, including Hitachi DX and HCX switches and Centigram voice mail systems attached thereto; and

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller Seller's installed service base of Hitachi DX and HCX switches and Centigram voice mail systems related thereto, together with certain other assets associated therewith, upon the terms and subject to the conditions herein set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I

                            TERMS OF THE TRANSACTION

         1.1 Assets to be Transferred. Seller shall sell, assign, transfer and convey to Buyer and Buyer shall purchase from Seller, the following specific assets which are owned by Seller or in which Seller has any right, title or interest, and which are used or held for use by Seller in the conduct of its business of servicing Hitachi DX and HCX switches and telephones, software and Centigram voice mail systems attached to such switches (the "Business"):

                  (a) All right, title and interest of Seller in, to and under the maintenance and service agreements described on Schedule 1.1(a), and all rights, privileges, claims, and causes of action in favor of Seller relating or pertaining to such contracts and agreements (the "Service Contracts");

                  (b) All right, title, interest and privilege of Seller in providing maintenance and service to those customers described on
         Schedule 1.1(b) on a "time and material" or "month-to-month" basis (the "Non-Contract Service Rights") (the Service Contracts and the Non-Contract Service Rights being collectively referred to herein as the "Service Base");

                  (c) Seller's inventory of spare parts related to the Business, as described on Schedule 1.1(c) (the "Inventory"); provided, however, that Buyer shall purchase only


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         those items of Inventory that Buyer determines after testing by Buyer to be in new or like new condition pursuant to Section 2.2(c); and

                  (d) All right, title and interest of Seller as lessor in and to that certain Lease Agreement currently with Comfort Inn (Edgewood, MD) as lessee, formerly with Invitation Inn, Inc. as lessee, Customer #53649 (the "Lease Agreement"), and all of Seller's right, title and interest in and to the equipment which is the subject of the Lease Agreement (the "Leased Equipment");

                  (e) All refundable deposits and security deposits paid to Seller arising under the Service Base and the Lease Agreement, all prepaid service fees paid to Seller and attributable to services to be performed under the Service Base after the Effective Date (as defined in Section 2.2(a) below) of the transfer to Buyer of the underlying Service Contract or Non-Contract Service Right, and that portion of any lease payments made under the Lease Agreement and attributable to use of the Leased Equipment after the Closing (collectively the "Prepaid Fees"); and

                  (f) All goodwill associated with the Business.

All the assets being transferred to Buyer pursuant to this Agreement are collectively referred to herein as the "Assets."

         1.2 Obligations to be Assumed. Buyer shall assume, perform and discharge the following obligations and liabilities of Seller:

                  (a) All obligations of Seller to provide service under the Service Contracts and pursuant to the Non-Contract Service Rights from and after the Effective Date with respect to each such Service Contract and Non-Contract Service Right;

                  (b) All service obligations arising under the existing warranties (the "Warranties") with respect to those systems described on Schedule 1.2(b), for which occurrences first arise on or after the Effective Date, and with respect to those occurrences arising before the Effective Date, for which the manufacturer's warranty obligation has not been completed prior to the Effective Date (the "Warranty Obligations"); and

                  (c) All obligations of Seller under the Lease Agreement which first arise from and after the Closing.

All the obligations being assumed by Buyer pursuant to this Section are collectively referred to herein as the "Assumed Obligations."

         1.3 Obligations Not Assumed by Buyer. Buyer shall not assume any liabilities or obligations of Seller (whether or not referred to in any Schedule or Exhibit hereto), except as specifically provided in Section 1.2, it being expressly acknowledged that it is the intention of



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the parties hereto that all liabilities and obligations that Seller has or may have in the future (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due), other than the Assumed Obligations, shall be and remain the liabilities and obligations of Seller. Without limiting the generality of the foregoing, Buyer shall not assume or in any way be liable or responsible for: (a) servicing any equipment other than Hitachi DX and HCX switches and Centigram voice mail systems and any other "peripheral equipment" attached to such switches ; (b) any commissions, bonuses or other obligations owed or owing to any employee or agent of Seller arising in connection with the Service Base; or (c) any liability or obligation of Seller under any Service Contract, Non-Contract Service Right, or Warranty Obligation existing at or arising after the applicable Effective Date which results from the breach, default or wrongful action or inaction of Seller prior to such Effective Date.

         1.4 Purchase Price and Payment. In consideration of the transfer by Seller to Buyer of the Assets, and in addition to the assumption of the Assumed Obligations, Buyer shall pay to Seller the aggregate purchase price of Two Million Two Hundred Seventy-Five Thousand Dollars ($2,275,000) (the "Purchase Price"), subject to adjustment pursuant to Section 1.5 below. The Purchase Price shall be paid in cash as follows: (a) at Closing, Buyer shall pay Seller the sum of One Million Eight Hundred Sixty Thousand Dollars ($1,860,000) less a credit equal to the amount of Prepaid Fees, a detailed list of which is attached hereto as Schedule 1.4, and (b) the balance due after adjustment of the Purchase Price pursuant to Section 1.5 below, shall be paid within sixty (60) days after expiration of the Transition Period (as defined in Section 2.2(a)). Such payment shall be accompanied by a written accounting of any adjustment to the Purchase Price in accordance with Section 1.5 below, together with a list of those items of Inventory that failed testing and a reasonable explanation therefore.

         1.5      Adjustment of Purchase Price.

         (a) The Purchase Price shall be reduced by an amount equal to the itemized price shown on Schedule 1.1(c) hereto for each item of Inventory eliminated from the Assets to be transferred to Buyer, due to the testing requirement of Section 1.1(c) or Seller's use of such item during the Transition Period pursuant to Section 2.2(b) below.

         (b) In the event that Seller does not, within ninety (90) days after the Closing, obtain and deliver to Buyer the necessary customer consents to assignment of those Service Contracts listed on Schedule 3.8(b), any such Service Contract(s) for which consents have not been obtained shall be omitted from the Assets to be transferred hereunder, and the Purchase Price shall be reduced by an amount, calculated as of the Closing Date, equal to:

          Monthly Service Fee
           under such Service
               Contract(s)         x    $2,185,000.00
          -------------------
                $152,682



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Furthermore, within thirty (30) days after said 90-day period, Seller shall reimburse Buyer for any services performed by Buyer under such omitted Service Contract(s), as invoiced to Seller at Buyer's prevailing rates.

         1.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Schedule 1.6 (subject to a reduction in the amount allocated to Inventory consistent with the adjustment, if any, made to the Purchase Price in accordance with Section 1.5 above). Seller and Buyer shall report the transactions contemplated hereby on all tax returns in a manner consistent with such allocation.

         1.7 Instruments of Conveyance. In order to effect the transfer of the Assets contemplated by this Agreement, at the Closing, Seller shall execute and deliver to Buyer all such bills of sale, certificates of title and other documents or instruments of assignment, transfer or conveyance as Buyer shall reasonably deem necessary or appropriate to vest in or confirm to Buyer good and marketable title to the Assets, free and clear of all liens, claims and encumbrances.

                                   ARTICLE II

                          CLOSING AND TRANSITION PERIOD

         2.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Barber & Bartz in Tulsa, Oklahoma at 10:00 a.m. on September 17, 1998, or at such other time or place or on such other date as the parties may agree in writing. The date of Closing is referred to herein as the "Closing Date."

         2.2      Transition Period.

         (a) In order to facilitate a smooth transition for the Service Base customers, the Warranty customers and Buyer following the Closing, Seller shall transfer to Buyer, and Buyer shall assume responsibility for, the Service Base and the Warranty Obligations on a gradual basis in accordance with the schedule set forth on Schedule 2.2. The effective date of transfer hereunder for each individual Service Contract, Non-Contract Service Right, and Warranty Obligation shall be the date shown on Schedule 2.2 with respect to such customer site (the "Effective Date"), which date shall be within 90 days from the Closing Date as to all customer sites located in the States of New York and Illinois, and within 45 days from the Closing Date as to all other customer sites. The period between the Closing Date and the Effective Date of the last Service Contracts, Non-Contract Service Rights and Warranty Obligations transferred to Buyer hereunder is referred to as the "Transition Period."

         (b) Between the Closing Date and the Effective Date for a customer site, Seller shall continue to provide service to such Service Base and/or Warranty customer, and shall bill such customer for Seller's own account for any work performed by Seller during such period in accordance with the underlying agreement with such customer. Seller shall be entitled to use items of Inventory as it deems necessary to meet its continuing service obligations during



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the Transition Period; provided, however, that any item of Inventory so used by
Seller shall be omitted from the Assets, and the Purchase Price shall be correspondingly reduced pursuant to Section 1.5 above.

         (c) Within a reasonable time after Closing, Seller shall deliver the available Inventory to Buyer at Buyer's headquarters in Tulsa, Oklahoma, and Buyer shall commence testing on such Inventory in accordance with Section 1.1(c). The remainder of the Inventory shall be retained by Seller during the Transition Period, and Seller shall also be entitled to request from time to time during the Transition Period that Inventory previously delivered to Buyer be returned to Seller for use by Seller pursuant to Section 2.2. Within thirty
(30) days following completion of the Transition Period, Seller shall deliver to Buyer any items of Inventory still in Seller's possession. Buyer shall have thirty (30) days from receipt of such last shipment of inventory to complete Buyer's testing of the Inventory.

         (d) Seller shall be responsible for the arrangement and cost of all shipping of Inventory, and in all cases, risk of loss shall pass upon delivery of the Inventory to its destination. Buyer shall contact and coordinate all shipping with Seller's purchasing and shipping department.

                                   ARTICLE III

                     SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller hereby represents and warrants to Buyer that:

         3.1 Corporate Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own and operate the Assets and to carry on the Business as now being conducted. No actions or proceedings to dissolve Seller are pending. Seller is duly qualified or licensed to do business as a foreign entity and is in good standing in each of the jurisdictions in which it owns or operates the Assets or in which such qualification or licensing is required for the conduct of the Business.

         3.2 Binding Nature of Agreement. Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Seller's Management Committee, and no other proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency and similar laws affecting the rights of creditors and subject to general principles of equity.



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         3.3      No Breach. Neither the execution and delivery of this
Agreement nor compliance by Seller with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

                  (a) violate or conflict with any provisions of the Certificate of Formation or the Limited Liability Agreement of Seller;

                  (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any material agreement or other material document or undertaking, oral or written to which Seller is a party or by which any of the Assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be obtained);

                  (c) result in the creation of any material lien, security interest, charge or encumbrance upon any of the Assets or pursuant to the terms of any such agreement or instrument;

                  (d) violate any judgment, order, injunction, decree or award against, or binding upon, Seller or any of its assets or properties; or

                  (e) violate any law or regulation of any jurisdiction relating to Seller or the Assets.

         3.4 Consents. Except as set forth on Schedule 3.4, there are no consents of governmental or other regulatory agencies, foreign or domestic, or of any other persons required to be received by or on the part of Seller to enable Seller to enter into and carry out this Agreement in all material respects.

         3.5 Exclusive Operation of Business. Seller does not have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture, or other entity which is involved, directly or indirectly, in the conduct of the Business, and the Business is conducted solely and exclusively by Seller.

         3.6 Title to Assets. Except as set forth in Schedule 3.6, Seller owns outright, and has good and marketable title to, the Assets (except any software incorporated in any item of Inventory (the "Software"), which is licensed to Seller), free and clear of all liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges (the "Encumbrances"). Seller is licensed to use the Software and is authorized to freely and fully sell, assign and transfer such licenses in conjunction with a sale of the associated equipment. Upon Seller's transfer of the Assets to Buyer pursuant to this Agreement, Buyer will have (i) with respect to all Assets except the Software, good and marketable title, free and clear of all Encumbrances, and (ii) with respect to the Software, all of Seller's right, title and interest as a licensee of the Software, free and clear of all



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Encumbrances. No financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any of the Assets has been filed and is effective in any jurisdiction, and Seller has not signed any such financing statement (or other instrument) or any mortgage or security agreement authorizing any secured party thereunder to file any such financing statement (or other instrument).

         3.7 Financial Statements. Seller has delivered to Buyer accurate and complete copies of Seller's audited balance sheet for the period from April 1, 1997 through December 31, 1997 and the related audited statements of income, members' equity, and cash flows for the period then ended, and the notes thereto, together with the unqualified report thereon of Ernst & Young LLP, independent public accountants (the "Financial Statements"). The Financial Statements (i) have been prepared from the books and records of Seller in conformity with GAAP consistently applied, (ii) are accurate and complete in all material respects, and (iii) accurately and fairly present the financial position of Seller as of the dates thereof and its results of operations and cash flows for the periods then ended. Seller shall fully and readily cooperate with Buyer in Buyer's compliance with 8-K filing requirements related to the transaction contemplated by this Agreement, by providing Buyer with information related to total monthly revenues generated by the Business for the period November 1, 1996 through July 31, 1998, and any other information needed by Buyer to comply with its 8-K filing requirements,

         3.8      Contracts and Agreements.

         (a) All agreements, arrangements, and understandings of any nature (written or oral, formal or informal) to which Seller is a party or by which Seller is otherwise bound, regardless of amount or subject matter, that relate to the Assets or the Business are listed on Schedule 3.8(a) (the "Other Agreements") to the extent not included in Schedules 1.1(a), 1.1(b) and 1.2(b).

         (b) Seller has delivered to Buyer accurate and complete copies of the Service Contracts, the Non-Contract Service Rights, the Warranties and the Other Agreements (collectively, for purposes of this Section, the "Agreements"). None of the Agreements have been modified, amended, assigned or transferred and each of such Agreements is in all material respects in full force and effect and is a valid and binding Agreement of the parties thereto, enforceable against them in accordance with its respective terms. No breach or default exists with respect to any of such Agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default. There are no counterclaims or offsets under any of the Agreements. Except with regard to the Service Contracts listed on Schedule 3.8(b), each of such Agreements is freely and fully assignable to Buyer without the prior written consent of the other party and without penalty or other adverse consequence.

         (c) Except as set forth in Schedule 3.8(c), there are no material pending suits arising from the breach or alleged breach of a customer's payment obligations under any of the Service Base or under the Lease Agreement and none has been threatened in writing. None of



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the customers under the Service Contracts or the Lease Agreement has been referred to any outside collection agency for collection of amounts currently owing under such contracts.

         (d) Except as otherwise set forth on Schedule 3.8(d), as of August 1, 1998, Seller has not received any written notice of cancellation of any of the Service Contracts, nor is Seller aware of any customer's intent not to renew any of the Service Contracts.

         3.9 Compliance with Laws. Seller is in compliance (without obtaining waivers, variances or extensions) with, and has received no notice of any violation under, all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance would not have a material adverse effect on either the Seller, the Assets or the Business. All tax and other returns, reports, plans and filings of any material nature required to be filed by the Seller with any federal, state or local government authorities (to the extent presently due) have been properly completed and timely filed in compliance with all applicable requirements, except where the failure to be so completed or filed would not have a material adverse effect on the Seller, the Assets or the Business. Each return, report and filing contains no untrue or misleading statements of a material fact and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Further, the Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted, or to the best knowledge of the Seller threatened, against the Seller by any federal, state or local tax authority.

         3.10 Absence of Material Changes. Since the date of the balance sheet included in the Financial Statements, there has not been any material adverse change in the assets, properties, operations or financial condition of Seller, which could reasonably be expected to have a material adverse effect upon the business of Seller, and Seller knows of no development or threatened development of a nature that will have, or could be reasonably expected to have, a material adverse effect upon the business of Seller or upon any of its assets, properties, operations or financial condition.

         3.11 Litigation. There are no suits, actions, claims, proceedings, inquiries or investigations ("Proceedings") pending or, to the best knowledge of Seller, threatened against or involving Seller relating to the Assets or the operation of the Business, except as disclosed on Schedule 3.11.

         3.12 Insurance. Seller maintains with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to the Assets and the Business against such casualties and contingencies of such types and in such amounts as are customary for entities of similar size engaged in similar lines of business. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by Seller.



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         3.13     Inventory. All items of Inventory, except those as may be
eliminated from the purchase and sale hereunder pursuant to Section 1.1(c), and the Leased Equipment are in good condition and are merchantable, suitable and usable in the ordinary course of the Business for the purposes for which they are intended.

         3.14 Books and Records. All contracts, billing information, accounts receivable aging information and revenue reports of Seller relating to the Assets or the Business, including without limitation those spreadsheets identified on Schedule 3.14, are substantially complete and correct in all material respects, have been in all material respects maintained in accordance with good business practice and all applicable laws, and accurately and fairly reflect, in reasonable detail, all material transactions, revenues, and accounts receivable of Seller with respect to the Assets and Business.

         3.15 No Omissions or Misstatements. No material information included in this Agreement and Schedules or Exhibits hereto, or in any certificate or other documents furnished or to be furnished by Seller or any of its representatives pursuant hereto, nor any other written factual material, spread sheets, e-mail transmissions, correspondence or other communications, supplied by Seller to Buyer or any of its representatives in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

         3.16 Brokers. Neither Seller nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby.

         3.17 Representations and Warranties on Closing Date. The representations and warranties made in this Article III will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

                                   ARTICLE IV

                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer hereby represents and warrants to Seller that:

         4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all requisite power and corporate authority to own, lease and operate its assets and to carry on its business as now being conducted. No actions or proceedings to dissolve Buyer are pending. Buyer is licensed or otherwise certified to do business in every state required by the Service Contract, Non-Contract Service, or Warranty Obligation.



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         4.2      Binding Nature of Agreement. Buyer has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and no other proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Buyer and is enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency and similar laws affecting the rights of creditors and subject to general principles of equity.

         4.3 No Breach. Neither the execution and delivery of this Agreement nor compliance by Buyer with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

                  (a) violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of Buyer;

                  (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any material agreement or other material document or undertaking, oral or written, to which Buyer is a party or by which any of its assets or properties may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will be, obtained prior to the Closing);

                  (c) result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer;

                  (d) violate any judgment, order, injunction, decree or award against, or binding upon, Buyer or any of its assets or properties; or

                  (e) violate any law or regulation of any jurisdiction relating to Buyer.

         4.4 Consents. There are no consents of governmental or other regulatory agencies, foreign or domestic, or of any other third parties required to be received by or on the part of Buyer to enable Buyer to enter into and carry out this Agreement in all material respects.

         4.5 Litigation. There are no Proceedings pending or, to the best knowledge of Buyer, threatened against or involving Buyer which, if adversely decided, could have a material adverse effect upon Buyer's ability to execute and deliver this Agreement and perform its obligations hereunder.

         4.6 No Omissions or Misstatements. No representation, warranty or statement by Buyer in this Agreement contains any untrue statement of a material fact or is misleading in



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any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

         4.7 Brokers. Neither Buyer nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby.

         4.8 Representations and Warranties on Closing Date. The representations and warranties made in this Article IV will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

         4.9 Financing. Buyer has the cash and other consideration constituting the Purchase Price immediately available for purchase of the Assets as contemplated hereby.

         4.10 Inspection. Buyer acknowledges that (i) it has or will have reviewed such of the contracts, assets, Inventory, and properties comprising or related to the Assets as Seller has made available to Buyer, to the extent deemed necessary by the Buyer to determine the condition of the Assets and that it has, or by the Closing Date will have, fully satisfied itself with respect thereto, and (ii) it is purchasing the Assets based upon its own examination and investigation of such contracts, assets, Inventory, and property, and in reliance upon Seller's representations and warranties as set forth in Article III hereof.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Access to Information. Between the date hereof and the Closing, Seller shall (i) give Buyer and its authorized representatives reasonable access to all contracts, and properties of Seller relating to the Assets (except with regard to the Inventory, which shall be dealt with pursuant to the provisions of Section 2.2(c) above) or the Business, (ii) permit Buyer and its authorized representatives to make such inspections as they may reasonably require, (iii) cause Seller's officers to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Assets and the Business as Buyer may from time to time reasonably request, and (iv) afford Buyer and its counsel, accountants or other representatives, the opportunity to discuss the operations, affairs and finances of the Business or related to the Assets, with officers, employees and representatives of Seller, as Buyer may reasonably request; provided, however, that such access, review and inspection shall not affect the representations and warranties made by the Seller hereunder.

         5.2 Endorsement Letters. Seller and Buyer shall co-author and co-sign letters to be sent to each of the Service Base customers at Closing, by which Seller shall strongly endorse Buyer as the customer's new service provider in an unqualified attempt to influence the



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customer to transfer its loyalty to Buyer. The text of the letters shall be as set forth in Exhibit "A" attached hereto. At Closing, Seller shall deliver such individual letters to Buyer, each of which shall be: (i) specifically addressed to the Service Base customer to the attention of Seller's principal contact for such customer; (ii) duly signed by Seller; (iii) ready for signature by Buyer; and (iv) accompanied by a corresponding envelope. Buyer shall be responsible for mailing such letters.

         5.3      Consents.

         (a) At Closing, Seller shall sign and deliver to Buyer separate letters to Hitachi and Centigram, in substantially the same form as Exhibits "B-1" and "B-2" attached hereto, requesting Hitachi's and Centigram's consent to the assignment by Seller to Buyer of any outstanding warranties made by such companies to Seller on the systems underlying the Warranty Obligations to be assumed by Buyer.

         (b) Seller shall use all reasonable best efforts to obtain the consents of any customers required in connection with the transfer to and assumption of the Service Contracts and Non-Contract Service Rights by Buyer. Such consents shall be delivered within ninety (90) days of the Closing Date.

         5.4 Noncompetition Agreement. Seller shall execute and deliver to Buyer at Closing a Noncompetition Agreement in the form set forth as Exhibit "C" hereto (the "Noncompetition Agreement").

         5.5 Public Announcements. Except as may be required by law in the opinion of legal counsel to the announcing party, neither Seller nor Buyer shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld. Any such press release or other public statement required by law shall only be made after reasonable notice to the other party.

         5.6 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses of counsel, accountants and other advisors, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Closing shall have occurred, except as may otherwise be specifically provided elsewhere in this Agreement.

         5.7 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

         5.8 As Is. Except as otherwise specifically set forth in Article III of this Agreement, Buyer hereby acknowledges and agrees that the Seller makes no representations or warranties, express or implied, regarding the acquired Assets, including, without limitation, any representations or warranties relating to the condition or sufficiency of the acquired Assets or any portion thereof; income to be derived from or expenses to be incurred in connection with the acquired Assets; the physical condition of any tangible property comprising any portion of the acquired Assets; the title to or ownership of the acquired Assets or any portion thereof; the value of the acquired Assets; the accuracy, completeness, transferability or assignability of any documents or other materials relating to the acquired Assets (or any portion thereof); the existence of or rights with respect to any copyrights, trademarks, trade names or other intellectual property or intangible property rights relating to or comprising any portion of the acquired Assets (or any portion thereof) or the transferability of any such rights; the collectibility or enforceability of any accounts receivable comprising any portion of the acquired Assets. Accordingly, subject to Article III and without limiting the foregoing, the Buyer accepts the acquired Assets from the Seller at the Closing "As Is," "Where Is" and "With All Faults."

         5.9 Changes and Notifications. Each of the Parties shall notify the other promptly in writing in the event that it becomes aware that any representation or warranty made hereunder is untrue in any material respect or that it is unlikely that any condition to either Party's obligation to consummate the transactions contemplated by this Agreement will be satisfied by the Closing Date. In the event that the notifying Party shall have notified the other Party that any representation or warranty made by such notifying Party is untrue in any material respect, or any condition to the other Party's obligations is unlikely to be satisfied, unless such Party elects to terminate this Agreement in accordance with Section 9.1, such other Party shall be deemed to have waived any claim that the information specified in the written notice constitutes a breach of any representation or warranty or that such condition has not been fulfilled, and such information shall be deemed not to constitute a breach. Further, if, as a result of the Buyer's inspection made in accordance with Section 5.1, Buyer determines that there exists a condition that affects the use or enjoyment of the acquired Assets or breaches a Seller representation or warranty in Article III, Buyer shall give Seller notice of such condition promptly after the condition's discovery; provided, however, that no such notification shall affect the representations and warranties of Seller or the conditions to the obligations of Buyer unless specifically waived by Buyer in writing at the Closing. Seller shall have thirty (30) days to remedy such condition and the Closing shall be postponed, if necessary, to allow for this cure period. In the event that Seller is unwilling to cure the condition, the Buyer may accept the Assets by waiving in writing at Closing any right to recourse against Seller for the identified condition, or terminate this Agreement. Upon such termination, all funds paid by Buyer to Seller shall be promptly returned to Buyer and the parties shall no longer be bound hereunder.

         5.10 Non-Solicitation. Buyer agrees not to solicit, offer, promise employment to, or employ, any sales representative, sales manager or service personnel employed by Seller during and for a period of six (6) months following the Closing for any reason, unless written consent is received from Seller. In the event an employee is hired, Buyer shall promptly pay Seller 25% of the employee's base salary for expenses associated with replacing and training a new employee and not as a penalty.

                                   ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         6.1 Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement and in any written statement, certificate or schedule delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct as of the Closing Date, as if made at the Closing and as of the Closing Date.

         6.2 Covenants and Agreements Performed. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

         6.3 Legal Proceedings. No Proceedings shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         6.4 Certificate. Seller shall have received a certificate executed by the President or Vice President of Finance of Buyer, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 6.1 through 6.3 have been fulfilled.

         6.5 Other Documents. Seller shall have received the certificates, instruments, documents and other items listed below:

                  (a) the portion of the Purchase Price payable at Closing in accordance with Section 1.4 above;

                  (b) a copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by Seller of this Agreement, certified by the Secretary of Buyer; and

                  (c) such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purpose of this Agreement.

                                   ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         7.1 Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement, and in any written statement, certificate or schedule delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct as of the Closing Date, as if made at the Closing and as of the Closing Date.

         7.2 Covenants and Agreements Performed. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         7.3 Legal Proceedings. No Proceedings shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or which, if successful, would materially effect the right of Buyer to own, operate or control the Assets or which would have a material adverse effect upon the Assets.

         7.4 No Material Adverse Change. Since May 31, 1998, there shall not have been any material adverse change in the Assets or the Business, or the results of operations, condition (financial or otherwise), or prospects of the Business or the ownership or operation of the Assets or any material portion thereof.

         7.5 Certificate. Buyer shall have received a certificate executed by the President of Seller, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 7.1 through 7.4 have been fulfilled.

         7.6 Noncompetition Agreement. Seller shall have executed and delivered to Buyer the Noncompetition Agreement.

         7.7 Due Diligence. The due diligence conducted by Buyer and its representatives in connection with the proposed transactions contemplated hereby shall not have caused Buyer or its representatives to become aware of any facts relating to the Assets or Business, or the results of operations, condition (financial or otherwise), or prospects of the Business or the Assets which, in the good faith judgment of Buyer, make it inadvisable for Buyer to proceed with the consummation of the transactions contemplated hereby.

         7.8 Other Documents. Buyer shall have received the certificates, instruments, documents and other items listed below:

                  (a) The instruments of conveyance contemplated by Section 1.7, in form and substance reasonably satisfactory to Buyer.

                  (b) Executed copies of the letters to be signed by Seller and delivered to Buyer pursuant to Sections 5.2 and 5.3(a) of this Agreement.

                  (c) All contracts and records of Seller relating to the Assets and the Warranty Obligations.

                  (d) A copy of the resolutions of the Management Committee of Seller authorizing the execution, delivery, and performance by Seller of this Agreement, certified by the Secretary of Seller.

                  (e) Such other certificates, instruments, documents and items as may be reasonably requested by Buyer to carry out the intent and purpose of this Agreement.

                                  ARTICLE VIII

                          SURVIVAL OF REPRESENTATIONS;
                                 INDEMNIFICATION

         8.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party.

         8.2 Indemnification by Seller. Subject to the terms and conditions of this Article VIII, Seller shall indemnify, defend, and hold harmless Buyer, each director, officer, employee, and agent of Buyer, and each affiliate of Buyer, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Buyer Group"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever, whether actual or consequential (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from, prior to Closing or within six (6) months after Closing unless otherwise specifically provided, any of the following:

                  (a) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

                  (b) any breach by Seller of any of its covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

                  (c) prior to Closing or within one (1) year after Closing, any liability or obligation of Seller or its affiliates (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due), other than the Assumed Obligations;

                  (d) the ownership, management, or use of the Assets or the Business prior to the Closing Date; or

                  (e) any products or equipment distributed, sold or leased by Seller in connection with the Business on or prior to the Closing Date.

Notwithstanding anything herein to the contrary, in no event shall Seller Group's liability hereunder exceed an amount equal to the Purchase Price, as adjusted pursuant to Section 1.5.

         8.3 Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, Buyer shall indemnify, defend, and hold harmless, Seller, each officer, employee, and agent of Seller, and each affiliate of Seller, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Seller Group"), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from any of the following:

                  (a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

                  (b) any breach by Buyer of any of its covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

                  (c) the Assumed Obligations; and

                  (d) the ownership, management, or use by Buyer of the Assets from and after the Closing Date, except to the extent Buyer is indemnified by Seller with respect to such matters pursuant to Section 8.2.

Notwithstanding anything herein to the contrary, in no event shall Buyer Group's liability hereunder exceed an amount equal to the Purchase Price, as adjusted pursuant to Section 1.5.

         8.4 Defense of Claims. Each party entitled to indemnification under this Article VIII (the "Indemnified Party") agrees to notify the party required to provide indemnification (the "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof; provided, however, that the failure to so notify the

Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby. The Indemnifying Party shall have the right, at its election, to assume the defense of any such claim at its own expense with counsel of its choice; provided, however, that (i) such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; (ii) the Indemnified Party may participate in such defense, if it so chooses with its own counsel and at its own expense; and (iii) any such defense shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party's interest. In the event the Indemnifying Party elects to assume the defense of such claim, no compromise or settlement thereof may be affected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. In the event the Indemnifying Party does not undertake to defend the claim, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend the claim, and the Indemnified Party shall be entitled to assume the defense of such claim with counsel of its choice, at the expense of the Indemnifying Party.

         8.5 Full Cooperation. The parties shall cooperate fully with each other in connection with any matters covered by the continuing indemnity obligations under this Agreement. Such cooperation shall include, without limitation, providing the indemnifying party with reasonable access (charging only for out-of-pocket expenses) to personnel, files and property and advance notification of any meetings or communications with any third parties which could affect the rights or obligations of a party under this Agreement.

         8.6 Claim Limits. Buyer Group and Seller Group shall only be entitled to indemnification under Section 8 to the extent that the total amount of the losses suffered by it as a result of misrepresentation or breach by the other party, exceeds a deductible of $25,000.

                                   ARTICLE IX

                             TERMINATION AND WAIVER

         9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing:

                  (a) By mutual consent of the Buyer and Seller;

                  (b) By the Buyer if any of the conditions set forth in Article VII hereof shall not have been fulfilled on or prior to Closing, or shall become incapable of fulfillment, and shall not have been waived;

                  (c) By Seller if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to Closing, or shall have become incapable of fulfillment, and shall not have been waived; or

                  (d) By the Buyer or the Seller, if any legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of the Buyer or the Seller, to consummate same.

In the event that this Agreement is terminated as described above, this Agreement shall be void and of no force and effect, without any liability or obligation on the part of any of the parties hereto except for any liability which may arise pursuant to Sections 5.5, 10.1 and 10.2.

         9.2 Waivers. Any condition to the performance of the Seller or the Buyer which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 Expenses. Except as otherwise expressly provided or set forth in, or required by, this Agreement, the Seller and Buyer shall each bear their own expenses in connection herewith.

         10.2 Confidential Information. Each party agrees that such party and its representatives will hold in strict confidence and not divulge or disclose any information and documents received from the other party and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other parties all such documents (including the schedules and exhibits attached to this Agreement) then in such receiving party's possession without retaining copies thereof; provided, however, that each party's obligations under this Section 10.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the other or that come in the public domain thereafter through any means other than a result of any act or omission of the receiving party or of its agents, officers, directors or stockholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed. In the event of a breach or threatened breach under this Section 10.2, the parties to this Agreement acknowledge that the person or persons harmed or threatened to be harmed thereby will not have an adequate remedy at law, and shall be entitled to such equitable and injunctive relief as may be available to restrain the violation of this
Section 10.2; provided, however, that nothing herein shall be construed as prohibiting such persons from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         10.3 Modification, Termination or Waiver. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

         10.4 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be (a) delivered personally, (b) mailed, certified or registered mail, postage prepaid, (c) sent by overnight courier delivery service, receipt acknowledged, fees prepaid, or
(d) transmitted by facsimile transmission to a telephone number as to which one party notifies the other. Notice shall be deemed given when so delivered personally, or if mailed or sent by courier service, five (5) days after the date of mailing or deposited with the courier service, addressed as follows:


If to the Buyer, to:               XETA Corporation
                                   4500 S. Garnett, Suite 1000
                                   Tulsa, OK 74146
                                   Attn:  Jack R. Ingram,
                                          President


With a copy to:                    Barber & Bartz
                                   One Ten Occidental Place
                                   110 W. 7th Street, Suite 200
                                   Tulsa, OK 74119-1018
                                   Attn:  Ron B. Barber


If to the Seller:                  Williams Communications Solutions, LLC
                                   2800 Post Oak Boulevard
                                   Houston, Texas 77056
                                   Attn:  Garry K. McGuire, President

With a copy to:                    Williams Communications Solutions, LLC
                                   One Williams Center, Suite 4100
                                   Tulsa, Oklahoma 74172
                                   Attn:  Dave Batow, General Counsel

If Notice is provided by facsimile it shall be deemed given upon confirmation of transmission. The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

         10.6 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other party.

         10.7 Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all of the negotiations, understandings and representations (if any) made by and between such parties.

         10.8 Exhibits. All exhibits or schedules annexed hereto (the "Exhibits") are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits shall be deemed to refer to and include all such Exhibits.

         10.9 Governing Law. This Agreement shall be construed and enforced in accordance with the local laws of the State of Oklahoma applicable to agreements to be executed and performed wholly within said state without giving effect to its conflicts of laws provisions. The parties further agree that in any dispute between them relating to this Agreement, exclusive jurisdiction shall be in the trial courts located within Tulsa County, Oklahoma, any objections as to jurisdiction or venue in such court being expressly waived.

         10.10 Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         10.11 Gender. Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders.

         10.12 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall in no way impair or affect the balance thereof, which shall remain in full force and effect.

         10.13 Attorneys' Fees. In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceeding.

         10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         10.15 Recitals. The recitals set forth at the beginning of this Agreement are true and correct and incorporated by reference into the body of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             "Buyer"

                                             XETA CORPORATION


Attest:   /s/ Robert B. Wagner               By:  /s/ Jack R. Ingram
       -----------------------------            -----------------------------
       Robert B. Wagner, Secretary              Jack R. Ingram, President

                                             "Seller"

                                             WILLIAMS COMMUNICATIONS
                                             SOLUTIONS, LLC


Attest:                                      By:  /s/ B. Todd Hopkinson
       -----------------------------            -----------------------------
       Title:                                   Title: CFO
             -----------------------                  -----------------------